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                           SCHEDULE 14A INFORMATION

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                                 Lukens Inc.
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Notes:

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                                 April 4, 1997

Dear Lukens Shareholder:

     Over the next few weeks, you will vote on two proposals that would significantly restrict the Board's ability to achieve full value for Lukens' stock. These proposals would remove important provisions that can help the Board realize greater shareholder value in the event of a hostile takeover bid. While the company does not anticipate a takeover offer, it is important you understand the impact of these proposals on the Board's ability to protect your interests.

PROPOSAL 4 -- STOCKHOLDER RIGHTS AGREEMENT
     The Rights Agreement was adopted to protect the interests of shareholders in the event the company is confronted with coercive or unfair takeover tactics. RECENT STUDIES HAVE SHOWN THAT DURING CORPORATE ACQUISITIONS COMPANIES WITH RIGHTS AGREEMENTS HAVE RECEIVED A HIGHER PRICE FOR THEIR SHARES. Our plan is not intended to prevent an acquisition of the company on terms that are favorable and fair to all stockholders, and it will not be used for that purpose. Instead, it is designed to provide an incentive for hostile buyers to negotiate with the company in good faith. The Rights Agreement simply ensures that any prospective acquirer makes an offer at a full and fair price. It also will not interfere with a merger or business transaction that the Board approves as fair and that recognizes full value to all shareholders.

PROPOSAL 2 -- DECLASSIFIED BOARD PROPOSAL
     The current system of electing Directors to three-year terms promotes continuity and stability in conducting company business. It ensures that two-thirds of the Board will have had prior experience with the strategies, policies and performance of the company. Three-year terms also encourage hostile buyers to negotiate with the Board -- which is in a position to achieve maximum value for all shareholders. Declassifying the Board weakens its ability to negotiate favorable takeover terms and makes the company more vulnerable to efforts that can disrupt the conduct of business.
     During the last three years, the Board has been strengthened with the addition of exceptional business leaders representing several respected international corporations. I believe our Directors take their responsibilities just as seriously now as they would if elected to one-year terms.

     WHEN YOU RECEIVE YOUR PROXY, I URGE YOU TO VOTE AGAINST SHAREHOLDER PROPOSALS 2 AND 4. If you already have returned your proxy, and would like to change your vote, contact William D. Sprague, Lukens' corporate secretary, at
(800) 258-5367.
     We appreciate your patience and support as we have positioned our company to win in tomorrow's global steel markets. Voting against these proposals will help ensure that your Board retains the tools that maximize shareholder value. We are dedicated to achieving the long-term success that will benefit all stakeholders -- our shareholders, employees, customers and communities.

                                  Sincerely,


                                  /s/ R.W. Van Sant
                                  R.W. Van Sant